Dechert Price & Rhoads
                                                  1775 Eye Street, N.W.
                                                  Washington, DC 20006-2401



Forward Funds, Inc.
433 California Street, Suite 1010
San Francisco, California 94104

       Re:  Forward Funds, Inc.

Ladies and Gentlemen:

         As counsel to Forward Funds, Inc. and its series The Hansberger International Growth Fund, The Uniplan Real Estate Investment Fund, The Hoover Small Cap Equity Fund and The Garzarelli U.S. Equity Fund (the "Fund" or
"Funds"), we are familiar with the Fund's registration statement under the Investment Company Act of 1940, as amended, and with the registration statement relating to its shares under the Securities Act of 1933, as amended (File No. 333-37367) (the "Registration Statement"). We have also examined such other corporate records, agreements, documents and instruments as we deemed appropriate.

         On the basis of the foregoing, we are of the opinion that the shares of common stock of the Fund being registered under the Securities Act of 1933 in Post-Effective Amendment No. 13 to the Registration Statement will be legally and validly issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion with and as part of Amendment No. 13 to the Registration Statement.

                                         Very truly yours,


                                         /s/ Dechert Price & Rhoads
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